Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘‘Experts’’ in the Registration Statement (Form S-1 No. 333-124582) and related Prospectus of Cooper Standard Automotive, Inc. for the registration of $200,000,000 of 7% Senior Notes due 2012 and $350,000,000 of 8 3/8% Senior Subordinated Notes due 2014 and to the incorporation by reference therein of our report dated March 28, 2007, with respect to the consolidated financial statements and schedule of Cooper-Standard Holdings, Inc. as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and the period from December 24, 2004 to December 31, 2004 (Successor) and the combined financial statements of the Automotive Segment of Cooper Tire and Rubber Company for the period from January 1, 2004 to December 23, 2004 (Predecessor), included in its Annual Report (Form 10K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Detroit, Michigan
May 9, 2007